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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256
             ir@rofin.com



          ROFIN-SINAR UPDATES GUIDANCE FOR THE FIRST QUARTER
                      ENDING DECEMBER 31, 2008


Plymouth, MI / Hamburg, Germany -- December 15, 2008 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced that sales for the first quarter ending December 31, 2008 are expected to be in the range of $100 million to $105 million. This is below the Company's previously announced first quarter sales of $120 million to $125 million.

"Since issuing our first quarter guidance in early November, we have witnessed a dramatic change in the business environment. This has been especially evident over the last few weeks, where deliveries have been pushed out by customers and order entry going forward is hard to estimate. The financial crisis has impacted many of the industries we serve and mid-term predictions on sales and order entries are very difficult. As a result of this, we have already taken steps to lower our operating cost", commented Gunther Braun, CEO and President of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore, Japan and Chine, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 31,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.


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